FOR IMMEDIATE RELEASE

Contact: Mark Trinske
Affinia Group Inc.
(734) 827-5412

AFFINIA GROUP TO CLOSE CUBA, MO., FACILITY
Brake Parts Inc. facility to close by the end of Q1 2007

ANN ARBOR, MICHIGAN, October 20, 2006 – Affinia Group Inc. announced that it will close its Brake Parts Inc. manufacturing facility in Cuba, Mo. Production will be consolidated into other global manufacturing locations by the end of the first quarter of 2007. The move will be coordinated to have no impact on the company's customers.

The Cuba, Mo., facility employs approximately 250 people and produces automotive friction products. The company expects to close the Cuba facility by March 31, 2007. Affinia Group will provide assistance where possible with future employment opportunities for the Cuba facility employees.

‘‘Our decision to close the brake parts facility was made to consolidate our production and increase efficiencies in the Under Vehicle Group,’’ said John Washbish, Vice President and General Manager of Affinia's Under Vehicle Group. ‘‘After a careful and comprehensive analysis of the efficiency of our operations, we decided it was best to move the operations to our other global manufacturing sites and close the facility. We regret the impact this decision will have on our employees in Cuba, and this decision is in no way a reflection on the excellence and dedication of our Cuba employees.’’

Affinia Group Inc. is a global leader in the on- and off-highway replacement parts and service industry. In North America the Affinia family of brands includes WIX® Filters, Raybestos® brand brakes and Aimco® brake products, and McQuay-Norris® and Spicer® Chassis parts. South American and European brands include Nakata®, Urba® and Quinton Hazell®. Affinia has operations in 19 countries and more than 11,000 people dedicated to keeping the world's wheels turning. For more information, visit www.affiniagroup.com.